UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported) – July 10, 2006

US Oncology Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE		20-0873619
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

(Address of principal executive offices including zip code)

(832) 601-8766

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On July 10, 2006, the credit agreement among US Oncology Holdings, Inc., US Oncology, Inc. (“US Oncology”), the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent, and Citicorp North America, Inc., as Documentation Agent, governing US Oncology’s senior secured credit facility (as amended, the “Agreement”) was amended to, among other things, provide for an additional term loan of $100,000,000 to US Oncology (the “2006 term loan”).

The 2006 term loan bears interest at a rate equal to a rate based on the London Interbank Offered Rate, based on a defined formula. Interest is payable semi-annually. US Oncology is required to make quarterly principal payments of the 2006 term loan beginning June 30, 2007 in the amounts set forth in the amendment, with the final payment due at maturity on August 20, 2011.

As disclosed under Item 7 in US Oncology’s Annual Report on Form 10-K for the year ended December 31, 2005, under the Agreement, US Oncology is required to comply with affirmative and negative covenants, including the maintenance of certain financial ratios, restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness, prohibitions on the payment of dividends and other customary restrictions. Events of default under the Agreement include cross-defaults to all material indebtedness, including US Oncology’s revolving credit facility borrowings, term loans and unsecured notes. Substantially all of US Oncology’s assets, including certain real property, are pledged as security of outstanding borrowings under the Agreement.

A copy of the amendment is attached hereto as Exhibit 10.1.

ITEM 9.01. Financial Statements and Exhibits

The following exhibits are furnished as part of this Current Report on Form 8-K:

10.1	Incremental Facility Amendment and Amendment No. 3 dated as of November 15, 2005, to the Credit Agreement Dated as of August 20, 2004, as Amended as of March 17, 2005 and November 15, 2005, among US Oncology Holdings, Inc., a Delaware corporation, US Oncology, Inc., a Delaware Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent, and Citicorp North America, Inc., as Documentation Agent.

99.1	Press Release Dated July 13, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2006

US ONCOLOGY HOLDINGS, INC.

By:	/s/ Phillip H. Watts
Name:	Phillip H. Watts
Title:	Vice President - General Counsel